EXHIBIT INDEX

                                                                  Sequentially
                                                                     Numbered
Exhibit                                                                Page

2.1 Assets Purchase and Sale Agreement between Ohio Water Service and the City of Washington, Ohio dated October 28, 1993 is submitted herewith as Exhibit 2.1.........................

3.1    Conformed Copy of Restated Articles of Incorporation of
       Consumers Water Company, as amended, incorporated by reference to Exhibit 4.1.6 to Consumers Water Company's Registration
       Statement on Form S-2 (No. 33-41113), filed with the Securities and Exchange Commission on June 11, 1991.

3.2    Bylaws of Consumers Water Company, as amended March 2, 1994, are submitted herewith as Exhibit 3.2.....................

4.1 Instruments defining the rights of security holders, including Indentures. The registrant agrees to furnish copies of instruments with respect to long-term debt to the Commission upon request.

10.1   Noncompetition and Consulting Agreement between Consumers
       Water Company and John H. Schiavi incorporated by reference to Exhibit 10.2 of Consumers Water Company's Annual Report on form 10-K for the year ended December 31, 1992.

10.2*  Consumers Water Company 1988 Incentive Stock Option Plan is
       submitted herewith as Exhibit 10.2........................

10.3* Consumers Water Company 1993 Incentive Stock Option Plan is incorporated by reference to Appendix B to definitive proxy statement dated April 5, 1993.

10.4* Consumers Water Company 1992 Deferred Compensation Plan for Directors, Plan A, incorporated by reference to Exhibit 10.5.2 to Consumers Water Company's Annual Report on Form 10-K for the year ended December 31, 1991.

10.5* Consumers Water Company 1992 Deferred Compensation Plan for Directors, Plan B, incorporated by reference to Exhibit 10.5.3 to Consumers Water Company's Annual Report on Form 10-K for the year ended December 31, 1991.


- ------------------------------------
* Management or compensating plan or arrangement required to be filed as an Exhibit pursuant to Item 14(c) of Form 10-K.





                                                                  Sequentially
                                                                     Numbered
Exhibit                                                                Page


10.6 Letter Agreement between Consumers Water Company and Anjou International Company dated February 7, 1986, incorporated by reference to Exhibit 10.6 to Consumers Water Company's Registration Statement on Form S-2 (No. 33-41113), filed with the Securities and Exchange Commission on June 11, 1991.

10.7 Assignment of Rights under February 7, 1986 Agreement between Consumers Water Company and Anjou International Company to Compagnie Generale des Eaux, dated November 12, 1987, incorporated by reference to Exhibit 10.7 to Consumers Water Company's Annual Report on Form 10-K for the year ended December 31, 1992.

10.8 Form of Indemnification Agreement entered into between Consumers Water Company and each of its current directors and executive officers, incorporated by reference to Exhibit 10.8 to Consumers Water Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1989.

10.9*  Employment Agreement between Peter L. Haynes and Consumers
       Water Company incorporated by reference to Exhibit 10.11 to Consumers Water Company's Annual Report on Form 10-K for the year ended December 31, 1992.

11.    Statement of Computation of Per Share Earnings is submitted herewith as Exhibit 11....................................

22.    List of Subsidiaries of the Registrant is submitted herewith as Exhibit 22.............................................

23.    Consent of Arthur Andersen & Co is submitted herewith as
       Exhibit 23................................................


- ------------------------------------
* Management or compensating plan or arrangement required to be filed as an Exhibit pursuant to Item 14(c) of Form 10-K.

                                                                Exhibit 2.1
           AGREEMENT OF PURCHASE AND SALE OF ASSETS

     This AGREEMENT OF PURCHASE AND SALE OF ASSETS (this "Agreement") is dated as of October 28, 1993 by and between Ohio Water Service Company, an Ohio corporation with its principal office at 6650 South Avenue, Boardman, Ohio 44512 ("Seller"); and the City of Washington, Ohio, a municipal corporation existing under the laws of the State of Ohio, with its principal office at 215 East Market Street, Washington Court House, Ohio 43160 ("Purchaser");

                  W I T N E S S E T H  T H A T:

     WHEREAS, Seller owns properties and assets constituting water districts which provide water service to residents within several different counties in the State of Ohio, among which are certain properties and assets owned by Seller to provide such water service to certain residents of the Washington Court House, Ohio area; and

     WHEREAS, Purchaser previously filed an appropriation action, styled City of Washington vs. Ohio Water Service Company, et al., Case No. C.I.V. 93-0373, Fayette County, Ohio, Court of Common Pleas (the "Condemnation Action"), in order to acquire Seller's water district in Fayette County, Ohio, and certain citizens of Fayette County, Ohio filed a mandamus action, styled John S. Lago, et al. v. City of Washington, Ohio, Case No. 93-1549, which is now before the Supreme Court of Ohio on appeal from the Court of Appeals for the 12th Judicial District (the "Mandamus Action") challenging certain aspects of the appropriation procedure used by Purchaser, but the parties hereto now desire to enter into this Agreement in order to provide for the acquisition of such water district by Purchaser in a more amicable fashion; and

     WHEREAS, Seller and Purchaser have engaged in extensive negotiations to avoid any further time and expense in continuing the Condemnation Action as a contested proceeding, which in the absence of any agreement between the parties would otherwise be necessary; and

     WHEREAS, Purchaser desires to purchase such properties and assets from Seller, and Seller desires to sell the same to Purchaser, on the terms and conditions herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:


     1.   PURCHASE AND SALE OF BUSINESS AND ASSETS.

     1.1 Transfer of Seller's Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder (as defined herein), all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller, directly and particularly related to the business (the "Washington Court House Business") now or heretofore conducted by Seller in providing water service to, within or adjacent to the City of Washington in Fayette County, Ohio (collectively "Seller's Assets"), including, without limitation, (i) the real estate assets located in Fayette County, Ohio and specifically identified on Exhibit "1.1" attached hereto (the "Real Estate Assets"), (ii) the personalty, fixtures and other assets of Seller referred to in Schedule 5.11 attached hereto as updated as of the Closing Date (as hereinafter defined) pursuant to the form of Bill of Sale attached hereto as Exhibit "2.1", (iii) Seller's accounts receivable and unbilled accounts as required to be identified on Schedule 5.11.2 attached hereto, and all account information related thereto, (iv) the books, records and computer data in Seller's possession directly and particularly relating to or arising out of the conduct of the Washington Court House Business, including but not limited to all plans, diagrams, blueprints, as-built plans, specifications, inventories, capital improvement schedules and progress reports, computer files, environmental surveys and legal notices relating to the Washington Court House Business (the "Washington Court House Business Records"), (v) all rights and choses in action of Seller, whether arising by contract or otherwise, arising out of Seller's conduct of the Washington Court House Business, (vi) all deposits and deposit accounts held by Seller which were paid to Seller by Seller's customers and others relative to the Washington Court House Business, (vii) Seller's transferable contract rights by which Seller is licensed to use any computer software used in the operation of the Washington Court House Business as required to be identified on Schedule 5.11 (the "Software Licenses"), and (viii) such other assets of Seller not specifically referred to herein as are necessary or appropriate for the conducting of the Washington Court House Business, with only such dispositions of such assets and write-offs of accounts as shall have occurred in the ordinary course of Seller's business between the Valuation Date (as hereafter defined) and the Closing Date and which are permitted by the terms hereof.
The transfer of Seller's Assets to Purchaser shall exclude (a) Seller's cash on hand, bank account balances and bank accounts,
(b) Seller's insurance policies, (c) the computer equipment and software not listed on Schedule 5.21 attached hereto which is part of Seller's central computer system, (d) all other business assets of Seller not specifically related to the Washington Court House Business, and (e) the corporate name, minute books, corporate seal and stock records of Seller.

     1.2 Liabilities and Encumbrances. Seller's Assets shall be conveyed to the Purchaser free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Purchaser hereunder and those liens and encumbrances securing the same which are expressly permitted by the terms hereof.

     2.   PURCHASE PRICE.

     2.1 Assets Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Assets existing as of September 16, 1993 (the "Valuation Date") by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller and the delivery of the Bill of Sale in the form attached hereto as Exhibit "2.1", Purchaser will, in full payment thereof, pay to Seller at the Closing a total purchase price of Ten Million Four Hundred and Fifty Thousand Dollars ($10,450,000.00) (the "Assets Purchase Price").

     2.2 Additional Assets Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of Seller's Assets which were acquired by Seller between the Valuation Date and the Closing Date, (which together with Seller's Assets as of the Valuation Date are as set forth in
Schedule 5.11 attached hereto, as updated and delivered at the Closing), by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller at the Closing a purchase price equal to Seller's actual cost thereof (as reflected upon Seller's invoices therefor), less any retired assets and the amount of any increase in depreciation thereupon as reflected on the books of Seller from the Valuation Date through such date (the "Additional Assets Purchase Price").

     2.3 Supplies Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of all materials and supplies of Seller relating to the Washington Court House Business on hand at the Closing Date (as set forth in Schedule
5.11 attached hereto as updated and delivered at the Closing), by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller at the Closing a purchase price equal to the book value of such materials and supplies as reflected on the books of Seller as of the end of the calendar month preceding the Closing Date (the "Supplies Purchase Price").

     2.4 Accounts Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of all accounts receivable and unbilled accounts of Seller relating to the Washington Court House Business as of the Closing Date (the "Accounts"), as set forth on Schedule 5.11 attached hereto as updated and delivered at Closing, by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller a purchase price equal to $239,875 (the "Accounts Purchase Price").

     2.5 Aggregate Purchase Price. The Assets Purchase Price, the Additional Assets Purchase Price, the Accounts Purchase Price and the Supplies Purchase Price are collectively referred to herein as the "Aggregate Purchase Price". The Aggregate Purchase Price shall be payable by Purchaser to Seller as of the Closing by the wire transfer of immediately available funds to bank accounts as per written instructions of Seller given to Purchaser at least 24 hours prior to the Closing.

     2.6 Liabilities Undertaking. In addition to the foregoing, Purchaser and Seller will execute at the Closing a Liabilities Undertaking in the form of Exhibit "2.6" attached hereto relating to the contractual obligations of Seller identified on Annex A attached thereto.


     3.   CLOSING AND PRECLOSING.

     3.1 Closing. The purchase and sale and other transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") which shall take place at 8:30 a.m., local time, on December 16, 1993, or such other date which is at least two business days after all conditions to Closing set forth in Articles 11 and 12 hereof shall have been satisfied or waived by the appropriate parties, at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio 43215, or at such other time and place as the parties may agree. The day on which the Closing shall occur is herein sometimes referred to as the "Closing Date". All parties shall use their best efforts to cause the Closing to happen as quickly as possible, but in no event earlier than December 16, 1993 or later than December 31, 1993.

     3.2 Preclosing. On November __, 1993, or another date not later than ten business days prior to the date on which the parties expect the Closing to occur, the parties shall hold a preclosing relating to the transactions contemplated by this Agreement (the "Preclosing"), at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio 43215, or at such other time and place as the parties may agree. At the Preclosing, the parties shall review and agree upon the forms of all documents to be delivered at the Closing pursuant to Article 4 and Sections 11 and 12 of this Agreement, and shall execute a Preclosing Agreement in the form attached hereto as Exhibit 3.2 to the effect that the specific conditions to Closing referenced therein have been satisfied or waived to the satisfaction of the parties, and that the only conditions remaining to be satisfied as of the Closing Date are those specifically referenced therein.


     4.   SELLER'S OBLIGATIONS AT CLOSING; FURTHER ASSURANCES.

     4.1 Deliveries at Closing. At the Closing, Seller will deliver to Purchaser:

          4.1.1 A Bill of Sale duly executed by Seller in the form of Exhibit "2.1" attached hereto conveying all of Seller's Assets to Purchaser (other than the Real Estate
     Assets);

          4.1.2 Limited warranty deeds conveying all of the Real Estate Assets to Purchaser, in form and substance satisfactory to Purchaser, duly executed by Seller, together with the affidavits contemplated by Sections 7.4.2 and 11.9 hereof, with real estate taxes on the Real Estate Assets to be prorated between Purchaser and Seller through the Closing Date, and with Seller to pay (or prorate) all charges for gas, electricity, telephone, water, sewer, trash removal and street cleaning through the Closing Date (it being understood that Seller shall have paid any delinquent real estate taxes and assessments);

          4.1.3 Such other good and sufficient instruments of conveyance, assignment and transfer (including certificates of title for all motor vehicle transfers), in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to Seller's Assets;

          4.1.4 All contracts, files and other data and documents directly and particularly pertaining to the Washington Court House Business, including but not limited to the Washington Court House Business Records (which may be delivered at the Washington Court House, Ohio offices of Seller), except Seller may elect to retain originals of any such records if true and correct copies thereof certified by the Secretary of Seller are delivered to Purchaser at the Closing; and

          4.1.5 All updated Schedules, closing certificates and other documents required to be delivered to Purchaser under the provisions of this Agreement.

     4.2 Further Assurances. At any time and from time to time after the Closing, at Purchaser's request without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of Seller's Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto. After the Closing, at reasonable times and on reasonable notice Seller shall have access to the books and records pertaining to its operations of Seller which have been transferred to Purchaser, and Purchaser shall retain such books and records for a period of eight years after the Closing. With respect to any original records retained by Seller pursuant to Section 4.1.4 of this Agreement, at reasonable times and on reasonable notice Seller shall make such original records available to Purchaser for any proper purpose after the Closing.

     4.3 Collection of Accounts and Other Items. Purchaser shall have the right and authority to bill, re-bill and collect for its own account all Accounts which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller any checks received on account of any such Accounts. Seller will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive after the Closing in respect of any such Accounts or other items relative to the Washington Court House Business, it being understood that Purchaser shall be the owner of such Accounts (and all rights to collection and proceeds thereof), and that Seller shall have no further interest therein. Purchaser shall be entitled to use all legal means available to collect and enforce payment of all Accounts for its own account following the Closing as owner thereof.


     5. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller represents and warrants to Purchaser, which representations and warranties shall be true and correct as of the date hereof and again as of the Closing Date, as follows:

     5.1 Organization, Standing and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted, and to own, lease or operate its properties in connection with the Washington Court House Business as and in the places where such business is now conducted and such properties are now owned, leased or operated. Seller has delivered to Purchaser true and complete copies of Seller's certificate of incorporation and all amendments thereto, certified by the Secretary of State of the State of Ohio, and the bylaws (or other similar governing documents) of Seller as presently in effect, certified as true and correct by Seller's Secretary.

     5.2 Parents and Subsidiaries. Consumers Water Company is the sole shareholder of Seller. Seller has no subsidiaries. The Washington Court House Business carried on by Seller has not been conducted through any other direct or indirect subsidiary or affiliate of a shareholder of Seller or any other person.

     5.3 Execution, Delivery and Performance of Agreement; Authority. Seller has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement is duly executed and delivered by Seller. All corporate and other proceedings required to be taken by Seller or its shareholder to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken, and this Agreement and each other agreement contemplated to be executed and delivered by Seller hereby constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms.

     5.4 Financial Statements. Seller has delivered or will deliver to Purchaser copies of the following financial statements (hereinafter collectively referred to as the "Financial Statements"), all of which are or will be as of the Closing complete and correct, have been or will be prepared from the books and records of Seller in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated and fairly present the financial condition of Seller's Washington Court House Business as at their respective dates and the results of its operations for the periods covered thereby:

          5.4.1 The unaudited balance sheets and statements of income relating to the Washington Court House Business for each of the twelve months ended December 31, 1989, 1990, 1991, and 1992, and an unaudited balance sheet and statement of income for each month thereafter through the month ended August 30, 1993, and

          5.4.2 unaudited statements of income relating to the Washington Court House Business for each calendar month after August, 1993 prior to the Closing Date (it being understood that such interim income statements shall not be available until at least twenty-five (25) days following the end of each calendar month).

Such statements of income do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein, and such interim financial statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation.

     5.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against on the face of the Financial Statements (excluding the notes thereto) or expressly disclosed in the Schedules attached hereto, as of the last day of the calendar month prior to the Valuation Date Seller had (and as of the Closing Date Seller shall have) no debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) in any way affecting Seller's Assets or the Washington Court House Business of any nature whatsoever, including, without limitation, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by Seller's income, or its period prior to the close of business on the last day of the calendar month prior to the Valuation Date or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before such date, whether or not then known, due or payable, which relate to or could become a lien upon Seller's Assets or the Washington Court House Business.

     5.6 Taxes. All taxes which after the Closing could become a lien upon Seller's Assets or result in any liability to the Purchaser, including, without limitation, income, property, sales, use, franchise, added value, employees' income withholding and social security taxes, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are or will be due and payable by Seller, and all interest and penalties thereon, whether disputed or not, have been or will be paid in full, all tax returns required to be filed in connection therewith have been or will be accurately prepared and duly and timely filed and all deposits required by law to be made by Seller with respect to employees' withholding taxes have been or will be duly made.

     5.7   Absence of Changes or Events.  Except as set forth on
Schedule 5.7 attached hereto, since the Valuation Date Seller has conducted the Washington Court House Business only in the ordinary course and has not:

          5.7.1 incurred any obligation or liability related to the Washington Court House Business or Seller's Assets, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods and services in the ordinary course of business and consistent with its prior practice, none of which liabilities, in any case or in the aggregate, materially and adversely affects the business, liabilities or financial condition of the Washington Court House Business or Seller's Assets;

          5.7.2 discharged or satisfied any lien, charge or encumbrance related to the Washington Court House Business or Seller's Assets, other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statements and current liabilities incurred since the Valuation Date in the ordinary course of business and consistent with its prior practice in conducting the Washington Court House Business;

          5.7.3 mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of Seller's Assets, tangible or intangible;

          5.7.4 sold, transferred, leased to others or otherwise disposed of any of Seller's Assets, except for inventory sold in the ordinary course of business, or canceled or compromised any debt or claim, or waived or released any right of substantial value;

          5.7.5 received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) related to the Washington Court House Business or Seller's Assets which, in any case or in the aggregate, has had a materially adverse effect on the assets, operations or prospects of the Washington Court House Business;

          5.7.6 in connection with or affecting the Washington Court House Business, encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slow-downs or lock-outs, or had any material change in its relations with its employees, agents, customers or suppliers;

          5.7.7 made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any employee or agent of Seller related to the Washington Court House Business except as previously disclosed to Purchaser in writing prior to the date hereof;

          5.7.8 instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Washington Court House Business or Seller's Assets, other than the Condemnation Action, with any counter-claims of Seller therein to be dismissed with prejudice at or prior to the Closing;

          5.7.9 failed to replenish its inventories and supplies relative to the Washington Court House Business in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment affecting the Washington Court House Business in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its service, selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

          5.7.10 suffered any change, event or condition which, in any case or in the aggregate, has had or may have a materially adverse effect on Seller's Assets or the Washington Court House Business (financial or otherwise), or the operations or prospects of the Washington Court House Business, including, without limitation, any material change in the Washington Court House Business' revenues, costs or relations with its employees, agents, customers or suppliers;

          5.7.11 entered into any transaction, contract or commitment affecting the Washington Court House Business other than in the ordinary course of business or paid or agreed to pay any brokerage or finder's fee, taxes or other expenses in connection with this Agreement or the transactions contemplated hereby;

          5.7.12 removed (or permitted to be removed) any Washington Court House Business Records from the premises of the Washington Court House Business, or removed or destroyed (or permitted to be removed or destroyed) any computer files relating to the Washington Court House Business, except for those records and files being retained by Seller pursuant to
     Section 4.1.4, and excepting any records and files which are not Washington Court House Business Records, or

          5.7.13   entered into any agreement or made any
     commitment to take any of the types of action described in subparagraphs 5.7.1 through 5.7.12 above.

     5.8 Litigation. Except as set forth in Schedule 5.8 attached hereto, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or the Shareholder threatened, against or relating to the Washington Court House Business, its employees, Seller's Assets, or the transactions contemplated by this Agreement, and Seller does not know, and has no reason to be aware, of any basis for the same.
Schedule 5.8 also identifies each civil, criminal or administrative proceeding or investigation to which Seller has been a party during the five year period prior to the date hereof which sought (i) payment of any criminal or administrative fines or penalties by Seller in connection with the operation of the Washington Court House Business, (ii) civil damages in excess of $5,000.00 in connection with the operations of the Washington Court House Business, or (iii) injunctive relief of any type or nature against Seller as a result of or connected with the Washington Court House Business.

     5.9 Regulatory Matters; Compliance with Laws and Other Instruments. Except as set forth on Schedule 5.9 attached hereto, to the best of Seller's knowledge and belief, after due investigation, neither the ownership nor use of Seller's Assets nor the conduct of the Washington Court House Business nor the transfer of Seller's Assets to Purchaser pursuant hereto conflicts with the rights of any other person, firm or entity or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its articles of incorporation or bylaws (or similar organization document) as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected.

     5.10   Title to Properties; Encumbrances.

          5.10.1 Seller has (or shall cause Purchaser to have, as of the Closing Date) good, marketable and insurable title to all the properties and assets it owns in connection with the Washington Court House Business or purports to own, including, without limitation, those reflected in its books and records and in the Financial Statements as of the last day of the calendar month prior to the Valuation Date.
     Those certain properties relating to the Washington Court House Business owned by the Ohio Water Development Authority (the "OWDA Properties"), which are specifically identified as being the OWDA Properties on Exhibit "1", shall either
     (i) be transferred to Seller by the Ohio Water Development Authority prior to the Closing, and then transferred by Seller to Purchaser with the other Real Estate Assets at the Closing, or (ii) be transferred directly to Purchaser by the Ohio Water Development Authority on the Closing Date, by means of a limited warranty deed, at no cost to Purchaser. All Real Estate Assets of Seller, including the OWDA Properties, are listed on Exhibit "1" attached hereto. All personal property of Seller included in Seller's Assets, including inventory and supplies, is listed on Schedule 5.10 attached hereto.

          5.10.2 None of Seller's Assets or the OWDA Properties are subject to any mortgage, pledge, lien, charge, security interest, encumbrance, restriction, lease, license, easement, liability or adverse claim of any nature whatsoever, direct or indirect, whether accrued, absolute, contingent or otherwise, except (i) as disclosed on Schedule
     5.10 attached hereto, (ii) as expressly set forth in the Financial Statements as securing specific liabilities or as otherwise expressly permitted by the terms hereof, or (iii) those imperfections of title and encumbrances, if any, which
     (A) are not substantial in character, amount or extent and do not materially detract from the value of the properties subject thereto, (B) do not interfere with either the present and continued use of such property or the conduct of the normal operations of the Washington Court House Business, and (C) have arisen only in the ordinary course of business.

          5.10.3 With respect to each of the buildings, structures or appurtenances included within the Real Estate Assets, Seller has adequate rights of ingress and egress thereto for operation of the Washington Court House Business, and none of such buildings, structures or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant binding upon Seller or encroaches on any property owned by others. With respect to the personal property and equipment included among Seller's Assets, Seller knows of no latent or hidden defects or conditions therein. Seller has provided to Purchaser complete copies of the most recent owner's title insurance policies, binders and certificates or opinions of title heretofore issued to Seller with respect to each parcel of owned real estate included in the Real Estate Assets.

     5.11 Schedules. Attached hereto as Schedule 5.11 is a separate schedule containing an accurate and complete list and description of:

          5.11.1 Other than the Real Estate Assets, all real property owned by Seller or in which Seller has a leasehold or other interest which is used by Seller in connection with the operation of the Washington Court House Business, together with a description of each lease, sublease, license, or any other instrument under which Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

          5.11.2 All of Seller's receivables related to the Washington Court House Business (which shall include all Accounts as the end of the most recent calendar month, all loans receivable and any advances made by Seller), together with detailed information as to each such listed receivable which has been outstanding for more than 30 days;

           5.11.3 Other than those items of personal property owned by Seller and listed on Schedule 5.11, all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), leased or used by Seller, except for individual items having a value of less than $500.00 which do not, in the aggregate, have a total value of more than $5,000.00, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof;

          5.11.4 All agreements or arrangements providing for the services of any independent contractor performing services for Seller with respect to Seller's Assets and to which Seller is a party or by which it is bound;

          5.11.5 All individual contracts, agreements and commitments or other understandings or arrangements to which Seller is or has been a party since January 1, 1992, which relate to the Washington Court House Business and which call for (i) payments or receipts of more than $5,000, and (ii) all water treatment chemical purchases aggregating more than $5,000;

          5.11.6 The classifications and current annual or hourly salary rates (by class) of all non-management persons directly employed by Seller in any way relating to the Washington Court House Business (including independent agents) and showing separately for each such classification the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1992;

          5.11.7 A listing of all of Seller's Assets relating to the Washington Court House Business acquired by Seller since the Valuation Date;

          5.11.8 A listing of all supplies on hand (as referred to in Section 2.3) included among Seller's Assets; and

          5.11.9   A listing of all Software Licenses for
     software directly and particularly used in the Washington
     Court House Business.

All of the contracts, agreements, leases, licenses and commitments required to be listed on Schedule 5.11 (other than those which have been fully performed) are valid and binding, enforceable in accordance with their respective terms, in full force and effect. Except as disclosed in Schedule 5.11, none of the payments required to be made under any such contract, agreement, lease, license and commitment has been prepaid more than 30 days prior to the due date of such payment thereunder, and there is not thereunder any existing default, or event which, after notice or lapse of time, or both, would constitute a default or result in a right to accelerate or loss of rights, and none of such contracts, agreements, leases, licenses and commitments is, either when considered singly or in the aggregate with others, unduly burdensome, onerous or materially adverse to the Washington Court House Business or Seller's Assets, or likely, either before or after the Closing, to result in any material loss or liability. None of Seller's existing or completed contracts relating to or affecting the Washington Court House Business is subject to renegotiation with any governmental body, except as otherwise set forth on the face of any such underlying document. True and complete copies of all such contracts, agreements, leases, licenses and other documents required to be listed on Schedule 5.11 (together with any and all amendments thereto) have been delivered to Purchaser and identified with a reference to this Section of this Agreement.

     5.12 No Guaranties. Except as set forth on Schedule 5.12 attached hereto, none of the obligations or liabilities of Seller relating to the Washington Court House Business is guaranteed by any other person, firm or corporation.

     5.13 Inventory. Seller's Assets include inventory and supplies necessary to meet the normal requirements of the Washington Court House Business and its operations. Since the Valuation Date, Seller has added to its inventory and supplies only in the ordinary course of business, replenishing such inventory and supplies only with items of like quality and cost as those existing at the Valuation Date.

     5.14 Receivables. All receivables of Seller relating to the Washington Court House Business (including the Accounts, other accounts receivable, loans receivable and advances), and all unbilled accounts relating to the Washington Court House Business, have arisen only from bona fide transactions in the ordinary course of Seller's business and to the best knowledge of Seller shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with Seller's prior practices as reflected on the Balance Sheet. Since the Valuation Date, Seller has not materially altered or accelerated its collection efforts or practices with respect to its accounts receivable.

     5.15 Records. The books of account relative to the Washington Court House Business are complete and correct in all material respects, and there have been no transactions involving the Washington Court House Business which properly should have been set forth therein and which have not been accurately so set forth.

     5.16 Employee Benefit Plans. Schedule 5.16 attached hereto contains a true and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such plans are otherwise exempt from the provisions of ERISA, established, maintained, sponsored or contributed to by Seller and all other employers, whether or not incorporated, which by reason of a control group, a group under common control or an affiliated service group are treated together with Seller and/or the Shareholder as a single employer within the meaning of Section 414(b), (c) or (m) of the
Code.   No activities of, or failure to act by, Seller in
connection with any Employee Benefit Plan shall result in any liability to Purchaser following the Closing, and Purchaser shall not be obligated to assume any liabilities of Seller pursuant to any Employee Benefit Plan. There has not been any (i) termination of any "defined benefit plan" within the meaning of ERISA maintained by Seller or any person, firm or entity ("Affiliate") which is under "common control" (within the meaning of Section 4001(b) of ERISA) with Seller, or (ii) commencement of any proceeding to terminate any such plan pursuant to ERISA, or otherwise, or (iii) written notice given to Seller or any Affiliate of the intention to commence or seek the commencement of any such proceeding. Except as set forth in the Schedules attached to this Agreement, Seller has no knowledge or information of any planned or required increase in the level of contributions or benefits under any Employee Benefit Plan, or of any circumstances which would suggest that such an increase may be required. In the case of each Employee Benefit Plan to which Seller makes contributions on behalf of employees who are to be offered employment by Purchaser after the Closing ("Transferred Employees") under which contributions are fixed pursuant to a collective bargaining agreement, such Employee Benefit Plan satisfies all relevant provisions of the applicable collective bargaining agreement currently in effect, and the level of contributions currently provided for in the applicable collective bargaining agreement is sufficient to meet the funding requirements of ERISA applicable to such plan, based on acceptable actuarial assumptions. Each funded Employee Benefit Plan maintained by Seller for one or more Transferred Employees constitutes a qualified plan under Section 401(a) of the Code and meets all applicable requirements of ERISA. Seller has not incurred any withdrawal liability within the meaning of Section 4201 and 4204 of ERISA to any pension plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances (as a result of the execution, delivery and performance of this Agreement or otherwise) which presents any risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which could result in any liability to Purchaser.

     5.17   Environmental Matters.

          5.17.1 Except as set forth on Schedule 5.17 attached hereto, (i) no "Hazardous Substance" (as hereinafter defined) has been disposed of on, generated on, treated on, buried beneath, or percolated beneath, (ii) no such disposal, generation, treatment, burial or percolation has been threatened, and (iii) there has been no "Release" (as hereafter defined) thereof on or (to the best knowledge of Seller) near, any real estate owned or leased by Seller in connection with the Washington Court House Business, or any improvements thereon (collectively the "Real Property"). Except as set forth on Schedule 5.17, Seller and (to the best knowledge of Seller) all owners and users of the Real Property are and have been in compliance with all applicable federal, state and local laws, administrative rulings and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including but not limited to laws prohibiting the creation of a public nuisance). Attached to Schedule 5.17 are copies of all correspondence between Seller and either the United States Environmental Protection Agency or the Ohio Environmental Protection Agency relating to Seller's Assets or the Washington Court House Business since January 1, 1990. Neither Seller nor (to the best knowledge of Seller) any past or present owner or user of the Real Property is a potentially responsible party under Section 107 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or is or has been subject to an action under
     Section 7003 of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and neither Seller nor (to the best knowledge of Seller) any past or present owner of the Real Property has received notification from any federal, state or local government, agency or regulatory body, of a violation under any federal, state or local law regulating the Release, disposal or discharge of any toxic, explosive or other Hazardous Substance. No Environmental Condition (as hereafter defined) exists in or (to the best knowledge of Seller) near the Real Property.

          5.17.2   Except as set forth on Schedule 5.17, the Real
     Property is free from the harmful effects of asbestos or asbestos-containing materials.

          5.17.3 Except as set forth on Schedule 5.17, no Underground Storage Tanks (as hereafter defined) are now present on or beneath the premises of the Real Estate
     Assets.

          5.17.4 For purposes of this Agreement: (i) "Hazardous Substance" means any one or more of (A) any substance defined as a hazardous substance under Section 101(14) of CERCLA, (B) any other substance deemed hazardous by the United States Environmental Protection Agency pursuant to Section 102(a) of CERCLA, (C) petroleum (including crude oil or any fraction thereof), (D) any substance deemed hazardous pursuant to Section 1004(5) of RCRA, (E) any substance regulated under the Toxic Substance Control Act, as amended, or (F) any other hazardous or toxic substance, materials, compound, mixture, solution, element, pollutant or waste regulated under any federal, state or local statute, ordinance or regulation; (ii) "Release" shall have the meaning given to such term in Section 101(22) of CERCLA; (iii) "Underground Storage Tanks" shall be as defined in Ohio Administrative Code 1301:7-9-02(B)(52) and shall further include all other underground storage tanks not included in the foregoing definition because of size, content or purpose thereof; and (iv) "Environmental Condition" shall mean conditions of the environment, including natural resources (including flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, Release or threatened Release of Hazardous Substances upon or near the Real Property by Seller or Seller's agents, lessees, representatives, employees, independent contractors or (to the best of Seller's knowledge) predecessors in interest.

     5.18 Mechanics and Other Liens. No labor, services or material has been made or furnished to Seller by any person or entity, including, without limitation, contractors, subcontractors, mechanics or materialmen, which to the knowledge and belief of Seller could rise to any lien upon Seller's Assets as provided under the laws of the State of Ohio.

     5.19 Permits and Licenses. Schedule 5.19 attached hereto sets forth all licenses and permits issued by applicable governmental authorities presently held by Seller with respect to the Washington Court House Business, excluding all licenses and certificates of authority or public convenience and necessity issued by the Public Utilities Commission of Ohio or the City of Washington relating to the Washington Court House Business. Such licenses and permits constitute all of the licenses and permits necessary or appropriate to operate the Washington Court House Business in the manner in which the same is operated as of the date hereof.

     5.20   Data Processing Matters.

          5.20.1 Except as set forth in Schedule 5.20 attached hereto, Seller does not have any of its respective records, systems, controls, data or information relating to the Washington Court House Business recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and control of Seller.

          5.20.2 Seller owns, leases or licenses certain computer equipment, associated peripheral devices, and related operating and application systems and other software utilized in connection with the Washington Court House Business and operations (the "Data Processing Systems").
     All Data Processing Systems assets listed on Schedule 5.20 will be transferred to Purchaser as part of Seller's Assets. Seller's billing system and any facilities, computers, software and data processing systems not located in Fayette County, Ohio shall be excluded from such transfer. All agreements and licenses relating to leased or licensed Data Processing Systems which are being transferred are identified on Schedule 5.11. Purchaser shall pay any licensor charges or fees necessary to transfer such Data Processing Systems.

     5.21 Finder's Fees. Neither Seller nor any person acting on behalf of Seller is a party to any contract, arrangement or understanding pursuant to which any third person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any party in connection with the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.

     5.23 Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading. The representations and warranties contained in this Article 5 or elsewhere in this Agreement or any document delivered pursuant hereto shall not be affected or deemed waived by reason of the fact that Purchaser and/or its representatives knew or should have known that any such representation or warranty is or might be inaccurate in any respect.


     6. REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date, as follows:

     6.1 Organization. Purchaser is a municipal corporation and political subdivision in and of the State of Ohio, duly organized and validly existing under the laws of the State of Ohio and has full municipal power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement.

     6.2 Authorization and Approval of Agreement. All municipal governmental action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing. Such action includes a municipal ordinance authorizing Purchaser's authorized officials to enter into and perform the obligations contemplated by this Agreement for the Aggregate Purchase Price set forth in Article 2 hereof. Said legislation shall provide that the Closing (as defined herein) shall not occur prior to December 16, 1993. Purchaser has provided Seller with a certified copy of said legislation prior to the execution hereof.

     6.3 Execution, Delivery and Performance of Agreement. Neither the execution, delivery nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment or decree to which Purchaser is a party or by which it may be bound. Purchaser has full municipal power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and as of the Closing Date all municipal governmental proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto shall have been properly taken and this Agreement shall constitute a valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

     6.4 Litigation. Except for the Mandamus Action and the Condemnation Action, there is no legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Purchaser threatened, against or relating to Purchaser in connection with or relating to the transactions contemplated by this Agreement, and Purchaser does not know or have any reason to be aware of any basis for the same.

     6.5 Finder's Fees. Neither Purchaser nor any person acting on behalf of Purchaser is a party to any contract, arrangement or understanding pursuant to which any third person or entity is entitled to any brokerage commission, finder's fee or similar compensation from any party in connection with the execution and delivery of this Agreement or the consummation of the transactions herein contemplated.


     7.   OTHER OBLIGATIONS OF THE PARTIES.

     7.1 Conduct of Business. Prior to the Closing, Seller shall conduct its business and affairs related to the Washington Court House Business only in the ordinary course and consistent with its prior practice and shall maintain, keep and preserve Seller's Assets in good condition and repair and maintain insurance thereon in accordance with present practices, and Seller will use its best efforts (i) to preserve the Washington Court House Business intact, (ii) to keep available to Purchaser the services of Seller's present employees, agents and independent contractors related to the Washington Court House Business, (iii) to preserve for the benefit of Purchaser the goodwill of Seller's suppliers, customers, landlords and others having business relations with the Washington Court House Business, (iv) to cooperate with Purchaser and use reasonable efforts to assist Purchaser in obtaining the consent of any landlord or other party to any lease or contract with Seller related to the Washington Court House Business (including but not limited to those identified on Schedule 5.11) where the consent of such landlord or other party may be required by reason of the transactions contemplated hereby and (v) to cooperate with Purchaser in its efforts to obtain the financing of the purchase price by the sale of the Bonds (as defined in Section 11.8 below) in accordance with the provisions of Section 11.8 hereof.
Without limiting the generality of the foregoing, prior to the Closing Seller will not without Purchaser's prior written approval:

          7.1.1 enter into any contract, agreement, commitment or other understanding or arrangement related to or affecting Seller's Assets or the Washington Court House
     Business except for those of the type which would not have to be listed and described under Section 5.11 above;

          7.1.2 remove (or permit to be removed) any Washington Court House Business Records from the premises of the Washington Court House Business, or remove or destroy (or permit to be removed or destroyed) any computer files directly and particularly relating to the Washington Court House Business, except as specifically agreed to in writing by Seller; or

          7.1.3 perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 5.7 of the Agreement which are inconsistent with the representations and warranties set forth therein.

At or prior to the Closing, Seller shall cause all contracts, licenses and leases which relate to the Washington Court House Business to which Seller is a party and which are to be assigned to Purchaser hereunder (including the advance contracts disclosed on the Schedules attached to this Agreement), which by their terms will require future payments by Seller (or by Purchaser following the assignment thereof) to a third party, to be paid in full through the Closing Date or prorated through the Closing Date. If Seller elects to have such payment amounts thereunder prorated, Seller shall notify Purchaser in writing at or prior to the Closing such that the Aggregate Purchaser Price may be adjusted with a credit to Purchaser reflecting the amounts which shall be owed thereunder through the Closing Date.

     7.2 Changes in Information. Seller shall give Purchaser prompt written notice of any change in any of the information contained in the representations and warranties made in Article 5 or elsewhere in this Agreement or the Schedules referred to herein which occurs prior to the Closing.

     7.3 Consultation with Purchaser. Seller shall consult with and follow the recommendations of Purchaser with respect to
(i) the cancellation of contracts, agreements, commitments or other understandings or arrangements to which Seller is a party and which relate to the Washington Court House Business, including, without limitation, purchase orders and commitments for capital expenditures or improvements, (ii) the discontinuance of any Washington Court House Business operations, and (iii) purchasing, pricing or selling policies with respect to the Washington Court House Business; provided, however, that nothing contained in this Section 7.3 shall require Seller to take or fail to take any action that, in Seller's reasonable judgment, is likely to give rise to any penalty or a claim for damages by any third party against Seller, or is likely to result in material losses to Seller, or is otherwise likely to prejudice in any material respect or unduly interfere with the conduct of the Washington Court House Business in the ordinary course consistent with prior practice, or is likely to result in a breach by Seller of any of its representations, warranties or covenants contained in this Agreement (unless any such breach is first waived in writing by Purchaser).

     7.4   Certain Matters Affecting the Real Estate Assets.

          7.4.1 Within thirty (30) days after the date of this Agreement, Purchaser shall obtain and pay for (and provide a copy to Seller upon request) from Lawyers Title Insurance Corporation (or another nationally known title insurance company selected by and acceptable to Purchaser) a Lender's Title Insurance Commitment, for the benefit of the trustee bank (the "Trustee") under the Indenture of Mortgage securing the Bonds (as defined below), together with copies of all documents referred to therein (the "Commitment"), for those Real Estate Assets which Seller owns in fee as well the OWDA Properties, and those upon which Seller has above-ground improvements pursuant to an easement, in an aggregate dollar amount determined appropriate by Purchaser, showing that Seller has (or, with respect to the OWDA Properties, upon transfer in accordance with this Agreement, Purchaser will acquire) good and marketable title in fee simple to each of such properties, subject to no liens or encumbrances other than current taxes and assessments not yet due and payable and utility easements of record which, in Purchaser's opinion, do not materially affect the operation of the Washington Court House Business, other than those liens which shall be released at Closing. Seller will cooperate with Purchaser and such title company to the extent reasonably necessary to cause the Commitment to be issued within such thirty (30) day period, to enable the surveys described in Section 7.4.3 to be prepared at Purchaser's expense, and to cause the Policy (as defined below) to be issued by the aforesaid title insurance company at and as of the Closing. Seller shall have no financial or other obligations with respect to the Commitment, the Policy and such surveys, except as set forth in this Section 7.4.

          7.4.2 At the Closing Purchaser shall obtain and pay for and deliver a Lender's Title Insurance Policy (the "Policy") in an amount determined appropriate by Purchaser, insuring the Trustee and such title as shown in the Commitment with respect to the Real Estate Assets. The Policy shall not contain a survey exception as to parcels for which surveys are obtained by Purchaser prior to Closing, or an exception for unfiled mechanics' liens. At the Closing Seller shall execute and deliver to Purchaser and the foregoing title insurance company an affidavit as to each Real Estate Asset certifying that (i) there are no mortgages, judgment liens or other encumbrances of record affecting such property except as set forth in the Policy,
     (ii) there are no rights of possession, use or otherwise, outstanding in third parties by reasons of unrecorded leases, land contracts, sale contracts, options or other documents, and (iii) no unpaid-for improvements have been made, or materials, machinery or fuel delivered to such property within the sixty (60) days immediately preceding the Closing which might form the basis for a mechanics' lien thereon.

          7.4.3 Purchaser shall obtain at its expense currently certified "as built" surveys and legal descriptions of the Real Estate Assets for which the Commitment is to be obtained pursuant to Section 7.4.1, prepared by a surveyor registered in the State of Ohio, prepared in accordance with ALTA standards. Such surveys shall include the locations of all improvements, encroachments, easements and rights of way, and shall be delivered to Purchaser and the title company at or prior to the Preclosing. Seller shall have no obligation to pay for or otherwise obtain surveys for any Real Estate Assets, but shall provide to Purchaser copies of all existing surveys (if any) in its possession relating to the Real Estate Assets.

          7.4.4   The obligations of Purchaser set forth in this
     Section 7.4 are for the sole benefit of Purchaser, and not of Seller, and Purchaser may alter or waive such obligations relating to the Commitment, the Policy or the aforesaid surveys at or prior to the Closing if Purchaser determines that waiving or altering its obligations to obtain the same is appropriate.

     7.5 Certain Legal Proceedings. Seller and Purchaser filed with the Fayette County Common Pleas Court a standstill motion which the court has granted with respect to, and prior to Closing shall cooperate in attempting to obtain any further extensions necessary in order to delay the need for either party to incur any additional professional fees and other costs and expenses after the date hereof in connection with, the Condemnation Action. As of the Closing, Purchaser and Seller shall submit to such court a final agreed judgment entry in substantially the form of Exhibit 7.5 attached hereto (the "Agreed Entry") providing for the transfer of Seller's Assets to Purchaser (in consideration of the completion of Seller's and Purchaser's obligations to be performed at Closing) as an "agreed take" of Seller's Assets by Purchaser pursuant to the Condemnation Action, and Seller shall dismiss all counter-claims thereunder with prejudice. All court costs relating to the Condemnation Action shall be paid by Purchaser. Seller shall provide no further cooperation or support to the plaintiffs in the Mandamus Action and shall use its best efforts to cause the Mandamus Action to be dismissed with prejudice on or prior to November 1, 1993.

     7.6 Transferred Employees. Immediately prior to the Closing, Purchaser shall offer employment (conditioned upon the occurrence of the Closing and commencing as of the Closing Date) to all Seller's hourly employees employed in connection with the Washington Court House Business in Fayette County, Ohio.

     7.7 Certain Records. If at any time after the date hereof but before the expiration of the period ending one (1) year after the Closing Date, Purchaser discovers any breach of the representations and warranties set forth in Section 5.7.12, or the covenant set forth in Section 7.1.2 , Purchaser shall notify Seller in writing and Seller shall immediately upon receipt thereof provide Seller with complete and accurate backup copies (if available) of any computer files or other Washington Court House Business Records. If such backup copies of computer files or other records do not exist, Seller shall immediately provide such support and information to Purchaser from Seller's existing files and records as may be necessary to recreate such files or records for Purchaser, but in such case Purchaser shall agree to reimburse Seller's reasonable costs associated with providing such support and information.

     7.8 Transition of Data Processing. Purchaser intends to use its own data processing systems to operate the Washington Court House Business after the Closing. Seller shall cooperate with Purchaser to provide an orderly transition to Purchaser's data processing system, which shall include (without limitation) providing access to Seller's information and systems prior to Closing and consultation to Purchaser with respect to data processing matters both prior to the Closing and for a reasonable period thereafter.

     7.9 Best Efforts Covenant. Purchaser and Seller shall use their respective best efforts to cause all conditions to Closing set forth in Article 11 and Article 12 of this Agreement to be satisfied at or prior to Closing.


     8. ACCESS TO SELLER'S ASSETS, INFORMATION AND DOCUMENTS. Upon reasonable notice and during regular business hours, Seller will give Purchaser and Purchaser's attorneys, accountants and other representatives full access to Seller's personnel and all properties, documents, contracts, books and records of Seller and will furnish Purchaser with copies of such documents (certified by Seller's officers if so requested) and with such information with respect to the affairs of Seller pertaining directly and particularly to the Washington Court House Business as Purchaser may from time to time request, and Purchaser will not improperly disclose the same prior to the Closing. Upon reasonable notice and during regular business hours, Purchaser may conduct or cause to be conducted inspections of the Real Estate Assets (and all improvements thereon) as to insect infestation, engineering, structural, roofing, heating, plumbing, electrical, mechanical and similar matters at Purchaser's sole expense, and reasonable inspections of all other Seller's Assets.


     9. DIRECTORS' AND SHAREHOLDERS' AUTHORIZATION. At or prior to the Closing, Seller will deliver to Purchaser a copy of the resolutions of the Board of Directors and sole shareholder of Seller approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Seller.


     10. BULK SALES COMPLIANCE. Purchaser hereby waives compliance by Seller with the provisions of the Ohio Bulk Sales
Law, Chapter 1306, Ohio Revised Code.


     11. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS. All obligations of Purchaser hereunder are subject, at the option of Purchaser, to the fulfillment of each of the following conditions at or prior to the Closing, and Seller shall use best efforts to cause each such condition to be so fulfilled:

     11.1 Representations and Warranties. All representations and warranties of Seller contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and shall be deemed to have been made again at and as of the Closing Date, and shall then be true and correct in all material respects except for changes in the ordinary course of business after the date hereof in conformity with the covenants and agreements contained herein. Updated disclosure schedules which are true and correct shall be delivered by Seller to Purchaser as of the Closing Date.

     11.2 Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed by Seller at or before the Closing shall have been duly and properly performed in all material respects.

     11.3   No Material Adverse Change.  Since the date of this
Agreement there shall not have occurred any material adverse change in the condition of Seller's Assets or the Washington
Court House Business.

     11.4 Closing Certificate. There shall be delivered to Purchaser a certificate duly executed by the President and Secretary of Seller, individually, dated the Closing Date, certifying that the conditions set forth in Sections 11.1, 11.2 and 11.3 have been fulfilled.

     11.5 Schedules and Other Documents. All documents, schedules, reports and consents required to be delivered to Purchaser at or prior to the Closing shall have been so delivered, including the schedules referred to in Article 5 which shall have been updated as of the Closing Date.

     11.6 Opinion of Counsel. Purchaser shall have received an opinion of Seller's counsel, Harrington, Huxley, Smith, Mitchell
& Reed, dated the Closing Date, substantially in accordance with
Exhibit 11.6 attached hereto.

     11.7 Written Consents. Purchaser shall have obtained written consents to the transfer or assignment to Purchaser of all consignment agreements, licenses (including without limitation the Software Licenses), leases and other material contracts of Seller related to the Washington Court House Business or Seller's Assets as Purchaser may deem necessary or appropriate, where the consent of any other party to any such contract may, in the opinion of Purchaser's counsel, be required for such assignment or transfer.

     11.8 Financing. Purchaser shall have obtained financing for the Aggregate Purchase Price referred to in Article 2 of this Agreement by the issue of Purchaser's Water System First Mortgage Revenue Bonds, in an aggregate principal amount of up to $16,500,000 (the "Bonds"), with an average coupon rate on such bonds not to exceed six-and-one-quarter percent (6.25%) per annum, and on such other terms and conditions satisfactory to Purchaser.

     11.9 Title Insurance. The Policy with respect to the Real Estate Assets, insuring title and the Trustee subject to no other exceptions, liens or encumbrances other than as permitted by
Section 7.4 hereof, shall have been issued at Purchaser's cost by the title insurance company selected by Purchaser pursuant to the Commitment obtained in accordance with Section 7.4.1 hereof, the surveys contemplated by Section 7.4.3 shall have been obtained by Purchaser in form and substance satisfactory to Purchaser, and the affidavits required by Sections 7.4.2 shall have been executed and delivered by Seller.

     11.10 Evidence of Liens. Seller shall have delivered to Purchaser copies of Forms UCC-11, certified by the County Recorder, Fayette County, Ohio, and the Secretary of State of Ohio, identifying all financing statements showing Seller as "debtor" thereon and describing any lien or security interest with respect to Seller's Assets which are on file with such offices as of the business day immediately prior to the Closing Date, as well as evidence satisfactory to Purchaser that such liens and/or security interests shown thereon shall be released as to Seller's Assets by the secured party upon Closing (with the costs of obtaining such releases to be borne by Seller).

     11.11 Transfer of OWDA Properties. The OWDA Properties shall either (i) have been transferred to Seller by limited warranty deed, such that title thereto may be transferred to Purchaser by Seller as of the Closing, or (ii) have been transferred by the fee owner to Purchaser as of the Closing Date, and all representations and warranties set forth herein with respect to the Real Estate Assets shall be true as to the OWDA Properties as of the Closing Date.

     11.12 Consent of and Release by Fayette County Commissioners. The Board of Commissioners of Fayette County, Ohio (the "County Commissioners") shall have consented in writing to the assignment by Seller to Purchaser as of the Closing Date of that certain Agreement dated November 23, 1987 between the Board of Commissioners and Seller relating to the YUSA, Inc. water storage tank. Such consent shall have been obtained by Purchaser, with any costs to be borne by Purchaser. Such consent shall include a release of Seller by the County Commissioners from any ongoing obligations under said agreement, as well as a release from all prospective service obligations, contractual or otherwise, arising from agreements or arrangements between Seller and the County Commissioners relating to the providing of water service to residents of Fayette County, Ohio, with said releases to be in form and substance reasonably satisfactory to Seller.

     11.13 Consent to Transfer of Software Licenses and Other Agreements. The other parties to all agreements to which Seller is a party relating to the Washington Court House Business which Purchaser, in its sole discretion, shall deem material, shall have consented in writing to the transfer of such agreements by Seller to Purchaser as of the Closing, or shall have entered into replacement agreements or licenses with Purchaser on terms satisfactory to Purchaser.

     11.14 Dismissal of Mandamus Action. The Mandamus Action shall have been dismissed with prejudice by all parties plaintiff thereto, and all cross-claims and counterclaims shall have been dismissed with prejudice by all other parties thereto, or the Mandamus Action shall otherwise have been dismissed by the Ohio Supreme Court with prejudice, with court costs to be paid by plaintiffs (or by Seller).

     11.15 Expiration of Notice Period. A period of at least sixty (60) days shall have elapsed following the giving of notice by Seller to Seller's employees associated with the Washington
Court House Business, as required by Seller's collective bargaining agreement with employees.


     12.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.   All
obligations of Seller at the Closing are subject, at the option of Seller, to the fulfillment of each of the following conditions at or prior to the Closing, and Purchaser shall exert its best efforts to cause each such condition to be so fulfilled:

     12.1 Representations and Warranties. All representations and warranties of Purchaser contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and as of the Closing.

     12.2 Covenants. All obligations required by the terms of this Agreement to be performed by Purchaser at or before the Closing shall have been duly and properly performed in all material respects.

     12.3 Closing Certificate. There shall be delivered to Seller a certificate executed by the City Manager and the Auditor of Purchaser, dated the Closing Date, certifying that the conditions set forth in Sections 12.1 and 12.2 have been fulfilled.

     12.4 Opinion of Counsel. Seller shall have received the opinion of Bricker & Eckler, Purchaser's special counsel, dated the Closing Date, substantially in accordance with Exhibit 12.4 attached hereto.

     12.5   Release of County Commissioners.  The County
Commissioners shall have executed documents evidencing the consent and releases contemplated by Section 11.12, in form and substance reasonably satisfactory to Seller.

     12.6 CP Utility Agreement. Purchaser shall have entered into (or committed to enter into) an agreement with CP Utility Services Company, an affiliate of Seller pursuant to which CP Utility Services Company shall provide certain inspection and water conservation services to Purchaser in connection with the Washington Court House Business through 1995 (minimum two years) at a rate of $50.00 per hour, with aggregate compensation to be not less than $16,000 per year.

     12.7 PUCO Order. Purchaser shall have obtained and delivered to Seller an order of the Public Utilities Commission of Ohio (the "PUCO"), in form and substance reasonably satisfactory to Seller, acknowledging that after the Closing Date Seller shall have no further obligation to the PUCO to provide water service to the residents of Purchaser or of Fayette County, Ohio, and consenting to the discontinuance of such service by Seller as of the Closing Date. Although Purchaser is willing to include the issuance of such order as a condition to Seller's obligations to close the transactions contemplated by this Agreement, Seller acknowledges that Purchaser does not agree the issuance of such order is required by Ohio law.

     12.8 Expiration of Notice Period. A period of at least sixty (60) days shall have elapsed following the giving of notice by Seller to Seller's employees associated with the Washington
Court House Business, as required by Seller's collective bargaining agreement with employees.


     13.  INDEMNIFICATION.

     13.1 Indemnification by Seller. Seller hereby indemnifies and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for):

          13.1.1 any and all loss, liability or damage suffered or incurred by Purchaser by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

          13.1.2 any and all loss, liability or damage suffered or incurred by Purchaser in respect of or in connection with any liabilities of Seller not expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

          13.1.3 any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the Closing Date or which arise after the Closing Date but which are based upon or arise from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the Closing Date, whether or not then known, due or payable, except to the extent expressly assumed by Purchaser pursuant to the terms of the Liabilities Undertaking;

          13.1.4 any and all loss, liability or damage suffered or incurred by Purchaser by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Seller or the Shareholder with respect to this Agreement or any of the transactions contemplated hereby; and

          13.1.5 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal, accounting and other professional fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     13.2 Indemnification by Purchaser. Purchaser hereby indemnifies and shall hold Seller harmless from, against and in respect of (and shall on demand reimburse Seller for):

          13.2.1   any and all loss, liability or damage
     resulting from an untrue representation, breach of warranty or non-fulfillment of any covenant or agreement by Purchaser contained herein or in any certificate, document or instrument delivered to Seller hereunder;

          13.2.2 any and all liabilities or obligations of Seller specifically assumed by Purchaser pursuant to this Agreement;

          13.1.3 any and all debts, liabilities or obligations of Purchaser, direct or indirect, fixed, contingent or otherwise, which relate to the operation of the Washington Court House Business by Purchaser after the Closing Date, based upon or arising from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurs after the Closing Date;

          13.1.4 any and all loss, liability or damage suffered or incurred by Seller by reason of or in connection with any claim for finder's fee or brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Purchaser with respect to this Agreement or any of the transactions contemplated hereby; and

          13.2.5 any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     13.3 Certain Limitations on Claims. Any claim or cause of action arising out of this Agreement must be instituted within three years of the Closing Date, except for claims under the representations and warranties set forth in Sections 5.17 hereof (the "Excepted Claims"), as to which any claim or cause of action must be instituted within five years of the Closing Date. The failure to institute a claim or cause of action within such period shall constitute an absolute bar to the institution of any proceedings or actions based upon, and will constitute a waiver of, all the claims and/or causes of action not so asserted.


     14.  NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.
All statements, representations, warranties, indemnities, covenants and agreements made by each party hereto shall survive the Closing.


     15. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class mail, return receipt requested, addressed (i) if to Seller, to Walter J. Pishkur, President, Ohio Water Service Company, 6650 South Avenue, Boardman, Ohio 44512, with a copy to Alan D. Wenger, Esq., Harrington, Huxley, Smith, Mitchell & Reed, Suite 1200, Mahoning Bank Building, Youngstown, Ohio 44503-1769, and
(ii) if to Purchaser, to the City of Washington, City Hall, 215 East Market Street, Washington Court House, Ohio 43160,
Attention: R. Mark Rohr, City Manager, with a copy to Richard C. Simpson, Esq., Bricker & Eckler, 100 South Third Street, Columbus, Ohio 43215-4291. If any party desires to change the address at which it is to receive notice, such party may change the address at which it is to receive notice under this Agreement by written notice to each other party set forth herein given as aforesaid.


     16.  MISCELLANEOUS.

     16.1 Entire Agreement. This Agreement (including the exhibits hereto and the schedules, annexes and other documents delivered pursuant hereto, which are a part hereof) constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any and all prior understandings, written or oral, among the parties, including without limitation that certain Memorandum of Understanding between Purchaser and Seller dated September 16, 1993. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

     16.2 Waivers. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     16.3 Supplementing of Schedules. Seller shall have the right to supplement the disclosure schedules attached to this Agreement at any time prior to the Preclosing, without liability for failing to have provided a complete disclosure schedule as of the date hereof. If any schedule which is so updated by Seller after the date hereof but prior to the Preclosing contains any new information which, in Purchaser's opinion, is materially adverse, Purchaser may terminate this Agreement without liability as of the Preclosing by delivery of a writing to Seller referring to this Section.

     16.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each corporate party hereto, its successors and assigns.

     16.5 Headings. The paragraph headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said paragraphs.

     16.6 Further Actions. Each party hereto shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

     16.7 Transfer Taxes. Notwithstanding any other provision hereof to the contrary, Purchaser will pay any sales, transfer and documentary taxes payable in connection with the sale, conveyance, assignments and transfers to be made to Purchaser hereunder.

     16.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

     16.9 Governing Law. This Agreement and all amendments hereto shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed therein.


     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                   OHIO WATER SERVICE COMPANY


                                   By /s/ Walter J. Pishkur
                                   ------------------------
ATTEST:                                      President

 /s/ Stanley M. Massarelli
- ----------------------------
     Secretary
                                   THE CITY OF WASHINGTON


                                   By /s/ R. Mark Rohr
                                   -------------------------
ATTEST:                                 City Manager

 /s/ Tom L. Riley
- ----------------------------
     Clerk of Council


APPROVED:
 /s/ Robert Hammond
____________________________
     City Law Director

                 CERTIFICATE OF AVAILABLE FUNDS

The undersigned fiscal officer of the City of Washington, Ohio hereby certifies that the moneys required to meet the obligations of the City under the aforesaid Agreement of Purchase and Sale of Assets have been lawfully appropriated by the Council of the City for such purpose and are in the treasury of the city or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This certificate is given in compliance with Sections 5705.41 and 5705.44, Ohio Revised Code.


                                   /s/ Tom L. Riley
                                   ______________________________
                                   Tom L. Riley
                                   City Auditor/City Clerk


                                      As amended March 2, 1994

The following documents will be furnished upon request.
                       Index to Documents

Closing Statement

Bill of Sale (with Exhibit A)

Liabilities Undertaking (with Annex A)

Closing Escrow Letters

Limited Warranty Deed of OWDA to Seller

Limited Warranty Deed of Seller to Purchaser

Seller's Affidavit Concerning Real Estate Assets

Entity certification of Seller regarding non-foreign status

Agreement for Assignment of Assignor's Rights Under Easements

Title Commitment of Title Agency and Title Policy Issued by Title Agency

UCC-1 Financing Statements (Bond Trustee/Purchaser's Bonds)

UCC Partial Release Statements (Indenture Trustee & Mahoning Bank)

UCC Termination Statements

Releases of Part of Premises from Lien of Mortgage (Indenture Trustee and
  Mahoning Bank)

Transfer Applications for FCC License (Seller and Purchaser)

Transfer Application for NPDES permit (Ohio EPA)

Assignments of License Agreements (eight licenses), and consents of Grand
  Trunk and CSX

Waiver and Revision Agreement

Side letter regarding FCC License and Chrysler Capital Corp. lien

CP Utility Letter Agreement

Certified copies of Seller's Articles of Incorporation and Code of Regulations

Seller's good standing certificate

Certified Resolutions of Seller's shareholder and Board of Directors authorizing Agreement for Purchase and Sale of Assets

Certified Ordinance of Purchaser authorizing Agreement for Purchase and
  Sale of Assets

Motor Vehicels Titles (10)

Seller's Closing Certificate

Purchaser's Closing Certificate

Opinion Letter of Seller's Legal Counsel, Harrington, Huxley, Smith,
  Mitchell & Reed

Opinion Letter of Purchaser's Legal Counsel, Bricker & Ecklerr

Opinion Certificate Provided to Bricker & Eckler by Purchaser

Copy of Public Utilities Commission Order

Copy of Resolution of County Commissioners

Dismissal Entry of Condemnation Action

Dismissal Entry of Mandamus Action

                                                                 Exhibit 3.2
                             BYLAWS

                               OF

                     CONSUMERS WATER COMPANY


                        ARTICLE I.  Name.

     The name of the Company shall be Consumers Water Company.

              ARTICLE II.  Shareholders' Meetings.
     All meetings of the shareholders shall be held at the principal office of the Company in Portland, Maine, or at such other place as is stated in the notice, except that a special meeting of shareholders called by the holder or holders of less than 50% of the shares entitled to vote shall be held in Portland, Maine.

                  ARTICLE III.  Annual Meeting.
     The Annual Meeting of the Shareholders of the Company shall be held on the first Wednesday of May in each year, if not a legal holiday, and if a legal holiday, then on the first business day thereafter. In the event that such annual meeting is omitted by oversight, or otherwise, on the date herein provided for, a substitute annual meeting may be held in place thereof, and any business transacted or elections held at such meeting shall be as valid as if transacted or held at the annual meeting. Such substitute annual meeting shall be called in the same manner as prescribed for special shareholders' meeting.

                 ARTICLE IV.  Special Meetings.
     Special meetings of the shareholders of the Company shall be held whenever called by the Chairman of the Board, the President, or a majority of the Board of Directors, or whenever the holder or holders of ten percent of the shares entitled to vote, issued and outstanding shall make application therefor to the Clerk, stating the time, place and purposes of the meeting applied for.

          ARTICLE V.  Notice of Shareholders' Meetings.
     Notice of all annual shareholders' meetings, stating the time and place, shall be given by the Clerk by mail to each shareholder of record, entitled to vote, at his or her registered address not less than ten (10) nor more than sixty (60) days prior to the date of the meeting, and the person giving such notice shall make affidavit in relation thereto.
     Notice of all special shareholders' meetings, stating the time and place, and the purposes for which such meetings are called, shall be given by the Clerk by mail to each shareholder of record, entitled to vote, at his or her registered address not less than ten (10) nor more than sixty (60) days prior to the date of the meeting, and the person giving such notice shall make affidavit in relation thereto.

             ARTICLE VI. Quorum, Proxy and Voting.
     At any meeting of the shareholders a majority of the shares, entitled to vote, issued and outstanding, represented by shareholders of record, in person or by proxy, shall constitute a quorum, but a less number may adjourn any meeting from time to time, and the meeting may be held as adjourned with such notice as is required by law. When a quorum is present at any meeting, a majority of the shares, entitled to vote, represented thereat shall decide any question brought before such meeting, except that, in the election of directors, those candidates receiving the greatest number of votes cast, though not a majority, shall be deemed elected.
     Shareholders of record, entitled to vote, may vote at any meeting either in person or by proxy in writing which shall be filed with the Clerk of the meeting before being voted. Except as otherwise provided herein or by law, each shareholder present in person or by proxy at a meeting of the shareholders shall be entitled to one vote for each share of the Company registered in the name of such shareholder on the books of the Company and entitled to vote at such meeting.

                ARTICLE VII.  Board of Directors.
     A Board of not less than five nor more than seventeen Directors shall be chosen from the holders of any class of shares of the Company at the annual meeting of the shareholders. Vacancies occurring between annual meetings, whether by reason of an increase in the number of Directors or otherwise, may be filled by resolution of the Board of Directors. The number of Directors shall be fixed from time to time by a vote of the shareholders at an annual or a special meeting or by resolution of the Directors. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. Each Director shall hold office until the next annual meeting of shareholders and until his successor is elected and qualified, but any Director ceasing to be the holder of at least one share of the Company shall be deemed to have vacated his office as a Director.

               ARTICLE VIII.  Powers of Directors.
     The Board of Directors shall have the entire management of the business of the Company. In the management and control of the property, business and affairs of the Company, the Board of Directors is hereby vested with all the powers possessed by the Company itself, so far as this delegation of authority is not inconsistent with the laws of the State of Maine, with the Articles of Incorporation or with these bylaws.

              ARTICLE IX.  Meetings of Directors.
     Regular meetings of the Board of Directors shall be held in such place within or without the State of Maine and at such times as the Board may by vote from time to time determine, and if so determined no notice thereof need be given. Special meetings of the Board of Directors may be held at any time or place, whenever called by the Chairman of the Board, the President or two or more Directors, upon not less than 72 hours' notice thereof being given by the Officer or Directors calling the meeting to each Director, or at any time without formal notice, provided all the Directors are present or those not present sign a waiver of notice, either before or after the meeting. Such special meetings shall be held at such times and places within or without the State of Maine as the notice thereof or waiver shall specify.

                ARTICLE X.  Quorum of Directors.
     A majority of the Board of Directors then in office shall constitute a quorum for the transaction of business, but a less number may adjourn any meeting from time to time, and the same may be held as adjourned without further notice. When a quorum is present at any meeting, a majority of the members present thereat shall decide any question brought before such meeting.

                 ARTICLE XI.  Unanimous Action.
     Unless otherwise provided by the Articles of Incorporation or bylaws, any action required to be taken at a meeting of the Directors of the Company, or any action which may be taken at a meeting of the Directors or of a committee of the Directors, may be taken without a meeting if all of the Directors, or all of the members of the committee as the case may be, sign written consents setting forth the action taken or to be taken, at any time before or after the intended effective date of such action. Such consents shall be filed with the minutes of directors' meetings or committee meetings, as the case may be, and shall have the same effect as a unanimous vote.

                   ARTICLE XII.  Committees.
     The Board of Directors may, by resolution or resolutions, adopted by a majority of the whole Board, designate one or more committees, each committee to consist of two or more of the Directors of the Company, which shall have and may exercise such of the powers of the Board of Directors in the management of the business and affairs of the Company as it may deem advisable but only to the extent provided in said resolution or resolutions or in these bylaws and permitted by law, and, if so provided in such resolution or resolutions, may have power to authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in these bylaws or as may be determined from time to time by resolution adopted by the Board of Directors.
     The committees shall keep regular minutes of their proceedings and report the same to the Board when required.

      ARTICLE XIII. Compensation of Directors and Others. Directors may be paid as compensation for their services a periodic fee or retainer, or a fixed fee for attendance at each regular or special meeting of the Board, or both, and may be paid their expenses, if any, of attendance at Board meetings, as the Board may from time to time determine. Nothing herein contained shall be construed to preclude any Director from serving this Company in any other capacity and receiving compensation for such services. Members of special or standing committees may be allowed compensation for attending committee meetings and their reasonable expenses, if any, of attendance, as the Board from time to time may determine. In addition, the Board may from time to time fix the compensation of Directors for services which are not covered by the foregoing.

      ARTICLE XIV.  Indemnification of Directors, Officers
                    and Employees.
     (a) To the maximum extent permitted by law, the Company shall hold harmless and indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Director or executive officer of the Company, or is or was a Director, officer, trustee, partner, fiduciary, employee or agent of any other corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise which such Director or executive officer serves or served as such at the request of the Company against any and all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, however, that no indemnification shall be provided for any person with respect to any matter as to which he shall have been finally adjudicated (i) not to have acted honestly or in the reasonable belief that his action was in or not opposed to the best interests of the Company or its shareholders or, in the case of a person serving as a fiduciary of any employee benefit plan or trust, in or not opposed to the best interests of such plan or trust or its participants or beneficiaries; or (ii) with respect to any criminal action or proceeding, to have had reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere, or its equivalent, shall not of itself create a presumption that such person did not meet the standards of conduct set forth in the above proviso of this paragraph (a).
     (b) For the purposes of this Article XIV, "executive officer" shall mean any of the President or any Vice President of the Company.
     (c) Notwithstanding any provision of paragraph (a) hereof to the contrary, the Company shall not indemnify or hold harmless any person with respect to any claim, issue or matter asserted by or in the right of the Company as to which such person is finally adjudicated to be liable to the Company unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified or held harmless for such amounts as the court shall deem reasonable.
     (d) Expenses incurred with respect to any action, suit or proceeding of the character described in paragraph (a) of this
Article XIV shall be paid by the Company in advance of the final disposition thereof upon receipt of a written affirmation by or on behalf of the Director or executive officer that he has met the standard of conduct necessary for indemnification under paragraph (a) above together with a written commitment by or on behalf of such Director or executive officer to repay such amount if it shall ultimately be determined that he is not entitled to indemnification under this Article XIV.
     (e) The rights of indemnification and entitlement to advances of expenses provided in this Article XIV shall not be deemed exclusive of any other rights to which a Director or executive officer of the Company may otherwise be entitled by contract, vote of shareholders or disinterested Directors or otherwise; and in the event of such person's death, such rights shall continue and extend to his heirs, executors and administrators. The foregoing rights shall be available whether or not such person continues to be a Director or executive officer at the time of incurring or becoming subject to such liability and expenses, and whether or not the claim asserted against him is based on matters which antedate the adoption of this Article XIV.
     (f) The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a Director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Section 719 of the Maine Business Corporation Act, as currently in effect or as hereafter amended or any successor to such statutory provision.
     (g) If any word, clause or provision of this Article XIV or any award made hereunder shall for any reason be determined to be invalid, the other provisions hereof shall not otherwise be affected thereby but shall remain in full force and effect.

                     ARTICLE XV.  Officers.
     At its first meeting held after each annual meeting of the Shareholders, the Board of Directors shall elect, as the officers of the Company, to serve until their successors are elected and qualify, a Chairman of the Board and Vice-Chairman of the Board (when deemed appropriate by the Board of Directors), a President, a Secretary, a Treasurer and a Clerk, and may elect or appoint one or more Vice Presidents, with or without designated areas of responsibility (one or more of whom may be designated Executive Vice Presidents or Senior Vice Presidents by the Board), such Assistant Treasurers, Assistant Secretaries and other officers or agents as it deems advisable, and may specify the powers and duties thereof in addition to the powers and duties required by these bylaws or permitted by law. If any such officers or agents are not elected or appointed at such first meeting, they may be elected or appointed, if desired, at any subsequent meeting of the Board of Directors.

             ARTICLE XVI.  Eligibility of Officers.
     The Chairman of the Board, Vice-Chairman of the Board, and the President shall be shareholders and Directors of the Company. The other officers of the Company, whether elected or appointed, may be, but need not be, shareholders or Directors of the Company. The Clerk shall be a resident of the State of Maine. Except as otherwise provided by law, two or more offices may be held by the same officer.

     ARTICLE XVII. Chairman of the Board, Vice-Chairman of the Board, and President.
     (a) Chairman of the Board. If specifically designated by the Board of Directors, the Chairman of the Board shall be the chief executive officer of the Company and shall have the general and active management of the business of the Company and general and active supervision and direction over the other officers, agents and employees, and shall see that their duties are properly performed. He shall, if present, preside at each meeting of the shareholders and of the Board of Directors of the Company. He shall perform all the duties incident to the office of Chairman of the Board and chief executive officer, and such other duties as may be assigned to him by the Board from time to time. If a Chairman of the Board has not been elected, or if elected, has not specifically been designated chief executive officer, then the President shall be the chief executive officer and shall have, in addition to his other duties and responsibilities, the duties and responsibilities established pursuant to this paragraph.
     Notwithstanding the foregoing paragraph, the Chairman of the Board shall preside at all meetings of the shareholders and Board of Directors when present, or shall delegate to the President the duty of presiding at all or some of such meetings.
     (b) Vice-Chairman of the Board. In the absence or disability of the Chairman of the Board, Article XVIII notwithstanding, the Vice-Chairman of the Board shall chair meetings of the Board of Directors, unless that duty has been delegated to the President or unless otherwise determined by vote of the Board, and shall perform such other duties and have such other powers as the Board of Directors shall, from time to time, designate.
     (c) President. Unless the Chairman of the Board has been so designated, the President shall be chief executive officer of the Company. Unless otherwise delegated, the President shall also be the chief operating officer of the Company and shall have the general management of the business of the Company, subject to the direction of the chief executive officer and the control of the Board of Directors. He shall also perform such other duties and have such other powers as are commonly incident to his office and as the Board of Directors may designate from time to time.
In the absence or disability of the Chairman of the Board or Vice-Chairman of the Board, the President may act in their stead.

     ARTICLE XVIII. Executive Vice Presidents, Senior Vice
                    Presidents and Vice Presidents.
     Unless otherwise provided by vote of the Board of Directors, the most senior Executive Vice President present shall, in the absence or disability of the Chairman of the Board and the President, or in the absence or disability of the Chairman of the Board, the President and any Executive Vice President, the most senior Senior Vice President present shall, exercise the powers and perform the duties of the Chairman of the Board and the President. In the absence or disability of all of the above named officers, the most senior Vice President present shall exercise the powers and perform the duties of the Chairman of the Board and the President. The Executive Vice Presidents, the Senior Vice President and the Vice Presidents shall perform such other duties and have such other powers as the Board of Directors shall, from time to time, designate.

       ARTICLE XIX.  Treasurer and Assistant Treasurers.
     The Treasurer shall have the care and custody of the money, funds, valuable papers, and documents of the Company and shall have and exercise under the supervision of the Board of Directors, all the powers and duties commonly incident to his office. He shall deposit all funds of the Company in such bank or banks, trust company or trust companies, or with such firm or firms doing a banking business as the Directors shall designate. He may endorse for deposit or collection all notes, checks, et cetera, payable to the Company or its order and may accept drafts on behalf of the Company. He shall keep accurate books of account of the Company's transactions, which shall be the property of the Company, and together with all its property in his possession, shall be subject at all times to the inspection and control of the Board of Directors. All checks, drafts, notes or other obligations for the payment of money shall be signed by such officer or officers of the Company as the Directors shall from time to time by resolution direct.
     The Assistant Treasurers shall perform such duties and have such powers as the Board of Directors shall from time to time designate.

                     ARTICLE XX.  Secretary.
     The Secretary shall keep accurate minutes of all meetings of the Board of Directors and shall perform such other duties and have such other powers as are required or permitted by law and as the Board of Directors shall from time to time designate. In his absence an Assistant Secretary or a Secretary pro tempore shall perform his duties and the Assistant Secretaries shall have such other powers and duties as the Board of Directors shall from time to time designate.

                       ARTICLE XXI. Clerk.
     The Clerk of the Company shall be present at all meetings of the shareholders and shall keep accurate records of the proceedings of such meetings in books provided for that purpose, which books shall be open at all reasonable times to the inspection of any shareholder and shall perform such other duties and have such other powers as are required or permitted by law or as the Board of Directors shall from time to time designate.

                    ARTICLE XXII.  Removals.
     The shareholders may at any meeting called for the purpose, by vote of a majority of the shares, entitled to vote, issued and outstanding, remove from office any Director or officer elected by the shareholders or by the Board of Directors, and elect his successor. The Board of Directors may, by vote of not less than a majority of the entire Board, remove from office any officer or agent or member of a committee elected or appointed by it.

                    ARTICLE XXIII.  Vacancies.
     If the office of any Director or officer or agent, one or more, becomes vacant by reason of death, resignation, removal, disqualification, or otherwise, and the vacancy, if in the office of a Director, shall not have been filled by the shareholders, the remaining Directors, though less than a quorum, may, by a majority vote, choose a successor or successors who shall hold office for the unexpired term. Vacancies in the Board of Directors may also be filled for the unexpired term by the shareholders, entitled to vote, at a meeting called for that purpose.

               ARTICLE XXIV.  Share Certificates.
     Every shareholder shall be entitled to a certificate or certificates of the shares of the Company in such form as the Board of Directors may from time to time prescribe and signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer of the Company, and shall have the Company seal or a facsimile thereof affixed thereto.
     The Board of Directors may also appoint one or more Transfer Agents or Transfer Clerks and/or Registrars for its shares of any class and may require share certificates to be countersigned and/or registered by one or more such Transfer Agents or Transfer Clerks and/or Registrars. If certificates of shares of the Company are signed by a Transfer Agent or Transfer Clerk or Registrar, the signature of any officer thereon may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon any share certificate, shall have ceased to be such officer because of death, resignation or otherwise, before the certificate is issued, it may be issued by the Company with the same effect as if the officer had not ceased to be such at the time of its issue.

               ARTICLE XXV.  Transfers of Shares.
     Shares of the Company may be transferred only by delivery of the certificate endorsed, either in blank or to a specified person, by the person appearing by the certificate to be the owner of the shares represented thereby, or by delivery of the certificate and a separate document containing a written assignment of the certificate or a power of attorney to sell, assign, or transfer the same or the shares represented thereby signed by the person appearing by the certificate to be the owner of the shares represented thereby. Such assignment or power of attorney may be either in blank or to a specified person. No transfer shall be construed to forbid the Company to recognize the exclusive right of a person registered upon its books as the owner of shares to receive dividends and to vote as such owner, until such transfer is recorded on the books of the Company or a new certificate is issued to the person to whom it has been so transferred.

                   ARTICLE XXVI.  Record Date.
     (a) For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of a dividend or other distribution, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a record date for any such determination of shareholders. Such date shall not be more than sixty (60) days and, in the case of a meeting of shareholders not less than ten
(10) full days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken.
     (b) If no record date is fixed for determination of shareholders entitled to notice of or to vote at a meeting of shareholders or shareholders entitled to receive payment of a dividend or other distribution, the day next preceding the date on which notice of the meeting is mailed, or the day next preceding the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be shall be the record date for determination of shareholders.
     (c) The Directors may, in lieu of fixing a record date as provided in paragraph (a), close the stock transfer books for a stated period. Such period shall not in any case exceed sixty
(60) days and, in case of a meeting of shareholders the books shall be closed not less than ten (10) full days immediately preceding the date of such meeting.
     (d) When a meeting of the shareholders is adjourned for less than 30 days, the determination of shareholders entitled to vote at the original meeting, made as provided in this Article, shall apply to the adjourned meeting unless the Directors fix a new record date for such adjourned meeting to be given as for an original meeting. When a meeting of the shareholders is adjourned for 30 days or more, a new record date shall be fixed for the adjourned meeting in accordance with paragraph (a).

              ARTICLE XXVII.  Loss of Certificate.
          In case of the loss, mutilation or destruction of a share certificate, a duplicate certificate may be issued upon such terms as the Directors may prescribe.

                      ARTICLE XXVIII. Seal.
     The Seal of the Company shall consist of a flat-faced circular die, with the words, "CONSUMERS WATER COMPANY - MAINE -
CORPORATE SEAL 1926" cut or engraved thereon and such other words or devices, if any, as the Directors may order.

                  ARTICLE XXIX.  Amendments.
     Except as otherwise required by law, these bylaws may be amended, added to or repealed at any annual or special meeting of the shareholders entitled to vote by vote of a majority of the shares issued and outstanding and entitled to vote provided that notice of the proposed amendment, addition or repeal is given in the notice of said meeting. Except for an amendment, addition or repeal which is required by law to be made by shareholders, these bylaws may be amended, added to or repealed at any regular or special meeting of the Board of Directors by vote of a majority of the Board of Directors provided that notice of the proposed amendment, addition or repeal is given in the notice of said meeting.

                                                         Exhibit 10.2
                     CONSUMERS WATER COMPANY
                1988 INCENTIVE STOCK OPTION PLAN


     1. PURPOSE OF PLAN. The general purpose of this 1988 Incentive Stock Option Plan (the "Plan") is to authorize the grant to eligible employees of Consumers Water Company (the "Company") or any present or future subsidiary thereof as hereinafter defined of options to purchase the Company's common shares and thus benefit the Company by giving such employees a greater personal interest in the success of the enterprise and an added incentive to continue to advance their employment.

     2. SHARES AVAILABLE FOR OPTIONS. Subject to the provisions of Section 11 hereof, the maximum number of shares which will be the subject of options granted under the Plan will not exceed 150,000 common shares, par value $1.00 per share, of the Company. If options granted under the Plan shall expire or terminate without being wholly exercised, new options may be granted under the Plan covering the number of shares to which such termination or expiration relates. The shares to be offered under the Plan will be common shares of the Company which are authorized but unissued, or common shares of the Company heretofore or hereafter reacquired by the Company.

     3. ADMINISTRATION. The Plan shall be administered by a Compensation Committee (the "Committee"), to consist of at least three persons to be appointed by the Board of Directors of the Company (the "Board") from the members of the Board who are not eligible to participate in the Plan. The Company shall grant options under the Plan, in accordance with determinations made by the Committee pursuant to the provisions of the Plan, by execution of instruments in writing in form approved by the Committee. The Committee is authorized, subject to the provisions of the Plan and any orders or votes issued or adopted by the Board, from time to time, to interpret the Plan and to establish such rules and regulations as it deems necessary for the proper administration of the Plan, and to make such determinations and to take such action in connection therewith as it deems necessary or advisable. All determinations by the Committee shall be made by the affirmative vote of a majority of its members, but any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     4. ELIGIBILITY. Options shall be granted only to employees who, in the judgment of the Committee, are regular, full-time salaried officers or other key management and administrative employees of the Company or its present or future subsidiaries, who are under 65 years of age, and who, at the time of the grant, are employees of the Company or any subsidiary. Members of the Board of Directors of the Company who are not employed as regular, full-time salaried officers or employees of the Company or any subsidiary may not participate in the Plan. The term "subsidiary" as used in the Plan shall mean any corporation in which the Company owns, directly or indirectly, shares possessing 50% or more of the total combined voting power of all classes of stock.

     Subject to the provisions of Section 11 hereof, the aggregate number of shares as to which an option or options may be granted hereunder to any one individual shall not exceed 15,000 common shares; provided, however, that in the event any shares covered by any option granted to any employee under the Plan remain unpurchased upon expiration of the time permitted for exercise of the option, then the number of such unpurchased shares shall not be counted in the computation of the maximum 15,000 shares as to which such employee may be granted an option or options.

     The aggregate fair market value (determined at the time an option is granted) of the stock with respect to which options granted after December 31, 1986 are exercisable for the first time by any employee during any calendar year (under all such plans of his employer corporation and its parent and subsidiary corporations) shall not exceed $100,000. No option shall be granted to any employee who owns, at the time the grant would otherwise be made, directly or indirectly, more than 10 percent of the total combined voting power of all classes of stock of the Company or any subsidiary.

     Subject to the limitations of the Plan, the Committee shall select the employees to be granted options, determine the number of shares subject to each option, the option price and the times when each option shall be granted. More than one option may be granted to the same employee.

     No options shall be granted under the Plan after June 30, 1993.

     5. OPTION PRICES. The purchase price of the common shares under each option will be determined by the Committee but will not be less than the fair market value of the common shares on the date of granting the option, as determined by the Committee in accordance with the relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated pursuant thereto and from time to time in effect. In no event shall the purchase price be less than the par value of the common shares.

     6. EXERCISE OF OPTIONS. Except as provided in Sections 9 and 10 hereof, an option granted under the Plan shall become exercisable in installments as follows: to the extent of not more than 50% of the number of shares originally covered thereby within the first year of the term of the option; and to the extent of not more than an additional 25% within each of the second and third years of the term of the option; and such installments shall be cumulative. Within such limits an option may be exercised, at any time or from time to time during the term of the option, as to any or all shares which have become purchasable under the provisions of the option. The term of each option shall be five years from the date of granting thereof. Except as provided in Sections 9 and 10 hereof, no option may be exercised at any time unless the holder thereof has been continuously an employee, within the meaning of the Code, of the Company or any of its subsidiaries from the date of granting of the option until the day three months before the exercise thereof, except that in the case of any employee who is disabled (within the meaning of Section 22(e)(3) of the Code) the three-month period shall be one year. The holder of an option shall not have any of the rights of a shareholder with respect to the shares subject to option until such shares shall be issued to him upon the due exercise of his option. Options shall be exercised by notice to the corporation in writing in the manner prescribed by the Committee.

     7. PAYMENT FOR SHARES AND INVESTMENT REPRESENTATIONS. Shares shall be issued upon exercise of an option only upon payment in full, in cash, of the option price and, if the shares reserved for issue upon the exercise of any options granted under the Plan are not registered under the Securities Act of 1933, as amended, only upon the agreement by the optionee that he is purchasing the shares for investment only and not with a view to distribution or resale thereof, and that he will not sell any of such shares in violation of any laws, rules or regulations governing resales of restricted securities.

     8. NON-TRANSFERABILITY OF OPTIONS. No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and an option may be exercised, during the lifetime of the holder thereof, only by him.

     9. DEATH OF AN EMPLOYEE. If any employee to whom an option has been granted under the Plan, who has been continuously an employee, within the meaning of the Code, of the Company or any of its subsidiaries since the date of granting thereof, shall die while he is employed by the Company or a subsidiary, such option may be exercised to the extent provided in this Section 9 by his executor or administrator or any other person at the time entitled by law to such employee's rights under the option, at anytime within a period of one year after his death, provided that in no event shall an option be exercised more than five years after the date of granting thereof. Such option may be exercised with respect to the number of shares, if any, which the employee could have purchased upon exercise thereof if he had exercised the option on the date of his death, plus an additional 25% of the number of shares originally covered thereby if such option has not become fully exercisable by the date of the employee's death.

     10. TERMINATION OF EMPLOYMENT. In the event that the employment of any employee to whom an option has been granted under the Plan shall be terminated by reason of retirement prior to age 65 or for any other reason (except by reason of death or retirement at or after age 65 under a pension plan of the Company or a subsidiary), such option may be exercised at any time within three months after such termination with respect to the number of shares, if any, which the employee could have purchased upon exercise thereof if he had exercised the option on the date of termination of his employment, or, in the event of the death of the employee after such termination and within such three month period, such option may be exercised at any time within a period of one year after his death by his executor, administrator or any other person at the time entitled by law to such employee's rights under such option, with respect to the same number of shares as hereinabove in this paragraph of Section 10 provided; except that in no event shall an option be exercised more than five years after the date of granting thereof.

     Any optionee retiring at or after age 65 under any pension plan of the Company or a subsidiary may exercise, within three months after such retirement, his options with respect to all shares then subject to such options, his right to exercise not being limited by the installments referred to in Section 6, or in the event of death of the employee after such retirement and within such three month period, such option may be exercised at any time within a period of one year after his death by his personal representative, executor, administrator or any other person at the time entitled by law to such employee's rights under such option, with respect to the same number of shares as hereinabove in this paragraph of Section 10 provided; except that in no event shall an option be exercised more than five years after the date of granting thereof.

     The options may contain such provisions as the Committee shall approve with respect to the effect of approved leaves of absence. Nothing in the Plan or in any option granted pursuant to the Plan shall confer upon any employee any right to continue in the employ of the Company or of any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate his employment at any time.

     An optionee who enters the Armed Forces of the United States or who, with the approval of the Board of Directors, temporarily enters the service of the United States Government in a civilian capacity, shall not be deemed thereby to have ceased to be employed by the Company or a subsidiary, as the case may be, provided that if he shall fail to return to active employment by the Company or some subsidiary of the Company within ninety days after his separation from the Armed Forces or from such civilian Government service, his option shall terminate at the expiration of said ninety day period if it has not theretofore terminated.

     11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company that becomes effective after the approval of the Plan by the holders of the Company's voting shares, the Committee may make such adjustments as it may deem appropriate in the number and class of shares which may be the subject of options under the Plan, in the maximum number and class of shares for which options may be granted to any one employee and in the number, class and prices of shares subject to outstanding options.

     12. AMENDMENT AND TERMINATION OF THE PLAN. The Board of Directors shall have the power to terminate the Plan or to make such modifications or amendments thereof as it shall deem advisable; provided, however, that the Board of Directors may not, without further approval by the holders of a majority of the outstanding shares of the Company having general voting power,
(a) increase the maximum number of shares for which options may be granted under the Plan either in the aggregate or to any individual employee (except adjustments by the Committee as hereinabove in Section 11 provided), (b) change the manner of determining the minimum option prices, other than to change prospectively the manner of determining the fair market value of the common shares, as set forth in Section 5 above, to conform to any practice or procedure meeting the requirements of the then applicable provisions of the Internal Revenue Code or regulations or rulings thereunder, (c) change the period during which options may be exercised, or (d) change the class of employees eligible to receive options. No termination, modification or amendment of the Plan may, without the consent of the employee to whom any option shall theretofore have been granted, adversely affect the rights of such employee under such option.

     13. SHAREHOLDER APPROVAL. The Plan shall not become effective unless approved by the holders of a majority of the issued and outstanding voting shares of the Company.

     14. MISCELLANEOUS. The Board of Directors may, in its discretion, require as conditions to the exercise of any options granted under the Plan that (a) the common shares reserved for issue upon the exercise of options granted under the Plan shall have been duly listed, upon official notice of issuance, upon any national securities exchange, or (b) a Registration Statement under the Securities Act of 1933, as amended, with respect to such shares shall have become effective.

	                                                               Exhibit 11
              Statement of Computation of Per Share Earnings

(Amounts in Thousands
 except per share data)                  1993          1992           1991
PRIMARY
Weighted average number of
 shares outstanding                     7,314         7,003          6,428
Net effect of dilutive common
 stock equivalents                          6             4              1
                                      --------------------------------------
Weighted average primary shares         7,320         7,007          6,429
                                      ======================================
Net income (loss)                      $5,919        $8,022        $11,218
Preferred dividends                   (    56)      (    57)      (     57)
                                      --------------------------------------
Earnings applicable to common
 shares                                $5,863        $7,965        $11,161
                                      ======================================
Primary earnings (loss) per
 common share                          $0.80         $1.14         $1.74
                                      ======================================
FULLY DILUTED
Weighted average number of
 shares outstanding                     7,321         7,003         6,428
Net effect of dilutive common
 stock equivalents                          6             5             1
Weighted average fully diluted        --------------------------------------
 shares                                 7,327         7,008         6,429
                                      ======================================
Earnings (loss) applicable to
 common shares                         $5,863        $7,965       $11,161
                                      --------------------------------------
Fully diluted earnings (loss)
 per common share                      $0.80         $1.14        $1.74
                                      ======================================

                                                                  Exhibit 22

                           Subsidiaries of Registrant
                                December 31, 1993

                                                                    Percentage
                                                                      Voting
                                State in Which      Year Acquired   Securities
Name of Subsidiary              Incorporated          or Formed        Owned

Burlington Homes of New England,    Maine               1983         100.00%
 Inc. (and its wholly-owned
 subsidiary Burlington International,
 Inc.)

Camden & Rockland Water Company     Maine                1959         97.0%

Consumers Illinois Water Company    Illinois             1926        100.0%

C/P Utility Services Company, Inc.  Maine                1984        100.0%
 (and its wholly owned subsidiary
  EnviroAudit)

Consumers Land Management Co.       Maine                1984        100.0%

The Dartmouth Company               Maine                1940        100.0%

Garden State Water Company          New Jersey           1969         96.5%
 (and its 93.2% owned subsidiary,
  Califon Water Company)

Inter-State Water Company           Illinois             1986        100.0%

Maine Water Company                 Maine                1973         99.6%

Ohio Water Service Company          Ohio                 1973        100.0%

Pennsylvania Water Company          Pennsylvania         1971         94.6%

Roaring Creek Water Company         Pennsylvania         1985        100.0%

Shenango Valley Water Company       Pennsylvania         1926        100.0%
 (and its wholly-
  owned subisidiary, Masury         Ohio                 1926        100.0%
  Water Company)

Southern New Hampshire              New Hampshire        1930        100.0%
 Water Company, Inc.

Wanakah Water Company               Maine                1965        100.0%
 d/b/a Greenville Water Company,
 Millinocket Water Company and
 Skowhegan Water Company

                                                                Exhibit 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our report dated February 9, 1994, included in this Form 10-K, into the Company's previously filed Registration Statement (Forms, S-3 No. 33-55584 and Forms S-8 Nos. 33-68858, 33-20994, 33-22032 and 33-57618).


																																															s/Arthur Andersen & Co.
																																														--------------------------
                                               Arthur Andersen & Co.
Boston, Massachusetts
March 21, 1994